Filed pursuant to Rule 433 June 23, 2006 Relating to Pricing Supplement No. 59 dated June 23, 2006 to Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes
Pricing Sheet – June 23, 2006
Inflation-Coupon/Commodity-Linked Securities due December 30, 2008
Based on the Performance of the Dow Jones–AIG Commodity IndexSM

Offering Price:	$1,000 per Note

Aggregate Principal Amount:	$1,024,000

Pricing Date:	June 23, 2006

Original Issue Date (Settlement):	July 6, 2006

Maturity:	December 30, 2008

Coupon:	Interest Rate
The Interest Rate for the initial Interest Rate Period will be 3.363% per annum.

Interest Payment Dates:	Monthly, beginning July 30, 2006

Interest Reset Dates:	Monthly, beginning June 30, 2006. On page PS-16 of the Preliminary Pricing Supplement No. 59, dated May 24, 2006, the initial Interest Reset Date was incorrectly stated as July 30, 2006.

Maturity Redemption Amount:	(a) if the Final Index Value is greater than the Initial Index Value, $1,000 plus Supplemental Redemption Amount; or

(b) if the Final Index Value is equal to, or less than, the Initial Index Value, $1,000 times the Index Percentage Remainder

Supplemental Redemption Amount:	$1,000 times the Index Percentage Increase

(Final Index Value - Initial Index Value)
Index Percentage Increase:
Initial Index Value

Final Index Value
Index Percentage Remainder:
Initial Index Value

Initial Index Value:	166.766

Final Index Value:	The index value on the Valuation Date

Valuation Date:	December 18, 2008

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61746SCQ0

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	Per Note: 100%

Total: $1,000

Agent’s Commissions:	Per Note: 2% ($20 per Note)

Total: $20,480

Proceeds to Company:	Per Note: 98%

Total: $1,003,520

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 59, dated May 24, 2006 Prospectus Supplement Dated January 25, 2006 Prospectus Dated January 25, 2006